Exhibit 10.2

MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated as of August 20, 2010, is entered into by and among SMSA Palestine Acquisition Corp., a Nevada corporation (the "Company"), Cai Yangbo (the "Make Good Pledgor"), and Securities Transfer Corporation, a Texas corporation, as escrow agent ("Escrow Agent"), with respect to the following facts:

A.           Each of the investors in the private offering of securities of the Company (the "Investors") has entered into a Securities Purchase Agreement, dated as of July 23, 2010 (the "Securities Purchase Agreement"), evidencing their participation in the Company's private offering (the "Offering") of securities.

B.           As an inducement to the Investors to participate in the Offering and as set forth in the Securities Purchase Agreement, the Make Good Pledgor has agreed to place certain shares of the Company's common stock, par value $0.001 per share (the "Common Stock") owned by him into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds as set forth in this Make Good Agreement.

C.           Pursuant to the requirements of the Securities Purchase Agreement, the Company and the Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

D.           The Company and the Make Good Pledgor have requested that the Escrow Agent hold the Escrow Shares (as defined below) and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

E.           All capitalized terms used but not defined herein which are defined in the Securities Purchase Agreement shall have the respective meanings given to such terms in the Securities Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, and intending to be legally bound, the parties agree as follows:

1. Appointment of Escrow Agent.  The Make Good Pledgor and the Company hereby appoint Escrow Agent to act as Escrow Agent in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with such terms and conditions.

2. Establishment of Escrow.  Within three Business Days following the Closing, the Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate number of shares of the Company's Common Stock equal to the number of PIPE Common Shares (the "Initial Escrow Shares" and together with the Replenishment Shares (as defined in Section 4.7(a) of the Securities Purchase Agreement, collectively, the “Escrow Shares”), along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company's Transfer Agent).  As used in this Make Good Agreement, "Transfer Agent" means Securities Transfer Corporation, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent.  The Make Good Pledgor hereby irrevocably agrees that, other than in accordance with Section 4.7 of the Securities Purchase Agreement and this Make Good Agreement, the Make Good Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares).  In furtherance thereof, the Company will (x) place a stop transfer order on all Escrow Shares which shall expire on the date the Escrow Shares are delivered to the Investors or returned to the Make Good Pledgor, (y) notify the Transfer Agent in writing of the stop transfer order and the restrictions on such Escrow Shares under this Make Good Agreement and direct the Transfer Agent not to process any attempts to resell or transfer by the Make Good Pledgor any Escrow Shares before the date when such Escrow Shares are delivered to the Investors or returned to the Make Good Pledgor, or otherwise in violation of Section 4.7 of the Securities Purchase Agreement and this Make Good Agreement.  The Company shall notify the Investors as soon as the Initial Escrow Shares and the Replenishment Shares have been deposited with the Escrow Agent.

3. Representations of Make Good Pledgor. The Make Good Pledgor (as to itself and its Escrowed Shares) hereby represents and warrants to the Investors as follows:

(i)
The Make Good Pledgor is the record owner of the Escrow Shares.  All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all Liens.  There are no restrictions on the ability of the Make Good Pledgor to transfer the Escrow Shares to the Investors, except as stated herein.  There are no restrictions on the ability of the Make Good Pledgor to enter into this Make Good Agreement other than transfer restrictions under applicable federal and state securities laws.  Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company free and clear of all liens other than those imposed by U.S. Federal Securities laws.

(ii)
Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor or such properties or assets, other than such breaches, defaults or Liens which would material adversely affect the ability of Make Good Pledgor to fulfill its obligations under this Make Good Agreement.  No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Make Good Agreement or the consummation of the transactions contemplated hereby by the Make Good Pledgor.

(iii)
The Make Good Pledgor has carefully considered and understands its obligations and rights under Section 4.7 of the Securities Purchase Agreement and this Make Good Agreement, and in furtherance thereof (x) has consulted with its legal and other advisors with respect thereto and (y) hereby forever waives and agrees that it may not assert any equitable defenses in any Proceeding involving the Escrow Shares.

4. Disbursement of Escrow Shares

(a) In the event that the “Earnings Per Share on a Fully-Diluted Basis” (as defined below) of the Company for fiscal year 2010 is less than the "2010 Guaranteed EPS", the Escrow Agent (on behalf of the Make Good Pledgor) will, without any further action on the part of the Investors, transfer a number of 2010 Make Good Shares (as defined and calculated below) to the Investors on a pro rata basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors under the Securities Purchase Agreement) (“Pro Rata Basis”) as specified in Exhibit A to this Make Good Agreement for no consideration other than payment of their respective Investment Amount paid to the Company at Closing and without the need of any Investor to take any action with respect thereto.  For purposes of this Agreement the 2010 Guaranteed EPS shall be the number determined by $18,176,145 divided by the total number of shares of the Common Stock outstanding immediately following the Closing.  The aggregate number of "2010 Make Good Shares" means a number of shares of Common Stock equal to the PIPE Common Shares. The Make Good Pledgor shall deposit into escrow such additional number of share of Common Stock equal to the Actual 2010 Make Good Shares (the “Replenishment Shares”) so that the aggregate number of shares of Common Stock remain in escrow shall be equal to the number of 2010 Make Good Shares (such aggregate number of shares of Common Stock in escrow, the “2011 Make Good Shares”).  The number of 2010 Make Good Shares transferrable to the Investors shall be equal to (the result of such calculation, “Actual 2010 Make Good Shares”):

[(2010 Guaranteed EPS – Earnings Per Share on a Fully-Diluted Basis for fiscal year 2010)/Earning Per Share on a Fully-Diluted Basis for fiscal year 2010] * aggregate number of 2010 Make Good Shares

(b) In the event that the “Earnings Per Share on a Fully-Diluted Basis” (as defined below) of the Company for fiscal year 2011 is less than the "2011 Guaranteed EPS", the Escrow Agent (on behalf of the Make Good Pledgor) shall, without any further action on the part of the Investors, transfer a number of 2010 Make Good Shares (as calculated below) to the Investors on a Pro Rata Basis as specified in Exhibit A to this Make Good Agreement for no consideration other than payment of their respective Investment Amount paid to the Company at Closing and without the need of any Investor to take any action with respect thereto.  For purposes of this Agreement 201l Guaranteed EPS shall be the number determined by $27,264,218 divided by the total number of shares of the Common Stock outstanding immediately following the Closing.  The aggregate number of 2011 Make Good Shares transferrable to the Investors shall be equal to (the result of such calculation, the “Actual 2011 Make Good Shares” and together with the Actual 2010 Make Good Shares, collectively, the “Actual Make Good Shares”):

[(2011 Guaranteed EPS – Earnings Per Share on a Fully-Diluted Basis for fiscal year 2011)/Earnings Per Share on a Fully-Diluted Basis for fiscal year 2011] * aggregate number of 2011 Make Good Shares – the Actual 2010 Make Good Shares

(c) For purposes hereof, “Earnings Per Share on a Fully-Diluted Basis,” for a given fiscal year ending December 31, 2010 or December 31, 2011 (as applicable) shall be calculated on a weighted average basis in accordance with the GAAP calculation of diluted earnings per share of Common Stock, except that (i) 11,685,617 shares of Common Stock issued in the Exchange and the total PIPE Common Shares shall be deemed to have been issued on January 1, 2010, (ii) the Warrant Shares shall be excluded in such calculation, (iii) the shares of Common Stock up to an aggregate of 7% of the PIPE Common Shares issuable upon exercise of the warrants issued to the Placement Agents pursuant to the Letter Agreement dated January 28, 2010 by and between WFOE and WLT Brothers Capital, Inc., as amended by the Amendment and Joinder Agreement dated June 10, 2010 by and among WFOE, Halter Financial Securities Inc. (formerly WLT Brothers Capital Inc.) and William Blair & Company, L.L.C., and issuable to HFG Investments, Limited for their financial advisory services to the Company, shall not be included in the calculation, and (iv) expenses incurred by the Company as a result of the release of any of the 2011 Make Good Shares to the Make Good Pledgor shall not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment or the Annual Report for the respective fiscal years filed with the Commission by the Company may report otherwise.  Notwithstanding anything to the contrary set forth herein and in Section 4.7(a) and (b) of the Securities Purchase Agreement, in the event that the Company reports a net loss in the 2010 Annual Report, the Actual 2010 Make Good Shares shall be equal to the 2010 Make Good Shares and in the event that the Company reports a net loss in the 2011 Annual Report, the Actual 2011 Make Good Shares shall be equal to the 2011 Make Good Shares.

(d) In connection with the foregoing, the Make Good Pledgor agrees that (i) within five Business Day following the Closing, the Make Good Pledgor will deposit all 2010 Make Good Shares into escrow, and (ii) within five Business Day following the 2010 Delivery Date, the Make Good Pledgor will deposit the Replenishment Shares into escrow, each in accordance with this Make Good Agreement along with stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent), and the handling and disposition of the 2010 Make Good Shares and 2011 Make Good Shares shall be governed by this Make Good Agreement and the Securities Purchase Agreement. The Company shall notify the Investors as soon as the 2010 Make Good Shares and the Replenishment Shares have been deposited with the Make Good Escrow Agent. The Make Good Pledgor understands and agrees that the Investors’ right to receive the Actual 2010 Make Good Shares and the Actual 2011 Make Good Shares pursuant to this Make Good Agreement and the Securities Purchase Agreement shall continue to run to the benefit of each Investor even if such Investor shall have transferred or sold all or any portion of its Shares, and that each Investor shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated sales or transfers of any of its Shares. The Make Good Pledgor represents and warrants that he has carefully considered and understands his obligations and rights under this Make Good Agreement and the Securities Purchase Agreement, and in furtherance thereof (x) has consulted with his legal and other advisors with respect thereto and (y) hereby forever waives and agrees that he may not assert any equitable defenses in any Proceeding involving either of the 2010 Make Good Shares and/or 2011 Make Good Shares.

(e) The Investor Agent will deliver to the Escrow Agent a letter which shall contain its calculation of the Actual make Good Shares for the applicable year (with a copy to the Company).  The Escrow Agent need only rely on such letter from the Investor Agent and will disregard any contrary or further calculations or instructions in such regard delivered by or on behalf of the Company.  In the event that the Earnings Per Share on a Fully-Diluted Basis for 2010 is equal to or greater than the 2010 Guaranteed EPS, no transfer of the 2010 Make Good Shares shall be required by the Make Good Pledgor to the Investors under this Section and such 2010 Make Good Shares shall remain in escrow in accordance with the Securities Purchase Agreement and this Make Good Agreement.  In the event that the Earnings Per Share on a Fully-Diluted Basis” for 2011 is equal to or greater than the 2011 Guaranteed EPS, no transfer of the 2011 Make Good Shares shall be required by the Make Good Pledgor to the Investors under this Section and the Escrow Agent will, without any further action on the part of the Investors, return the 2011 Make Good Shares to the Make Good Pledgor.

(f) If, prior to June 30, 2014, the Company or the auditors of the Company’s financial statements for fiscal years 2010 and/or 2011 report or recognize that the financial statements contained in the Company’s 2010 Annual Report or the 2011 Annual Report are subject to amendment or restatement which would result in the Company’s adjusted “Earnings Per Share on a Fully-Diluted Basis” for 2010 and/or 2011 being less than the 2010 Guaranteed EPS or the 2011 Guaranteed EPS (as applicable), then notwithstanding any prior return of any Make Good Shares to the Make Good Pledgor, the Make Good Pledgor will, without any further action on the part of the Investors, within 10 Business Days following the earlier of the filing of such amendment or restatement or recognition, deliver the number of the Shares to the Investors so that the total number of Make Good Shares delivered to the Investors shall be equal to the sum of the Actual 2010 Make Good Shares and the Actual 2011 Make Good Shares each as calculated in accordance with the Securities Purchase Agreement and this Make Good Agreement using the adjusted “Earnings Per Share on a Fully-Diluted Basis” for the applicable year.

(g) Pursuant to Section 4(e), if the Investor Agent delivers a notice to the Escrow Agent that the Escrow Shares are to be transferred to the Investors, then the Escrow Agent shall immediately forward either the 2010 Make Good Shares or 2011 Make Good Shares, as the case may be, to the Company's Transfer Agent for reissuance to the Investors in an amount to each Investor in accordance with this Make Good Agreement.  The Company covenants and agrees that upon any transfer of 2010 Make Good Shares or 2011 Make Good Shares to the Investors in accordance with this Make Good Agreement, the Company shall promptly instruct its Transfer Agent to reissue such 2010 Make Good Shares or 2011 Make Good Shares in the applicable Investor's name and deliver the same, or cause the same to be delivered as directed by such Investor.  If the Company does not provide such instructions to the Transfer Agent of the Company within five (5) Business Days of receipt of the notice that the Escrow Shares are to be transferred to the Investors, then the Investor Agent is hereby irrevocably authorized and directed by the Company to give such re-issuance instruction to the Transfer Agent of the Company.  If a notice from the Investor Agent pursuant to Section 4(e) indicates that the Escrow Shares are to be returned to the Make Good Pledgor, then the Escrow Agent will promptly deliver either the applicable number of Shares to the Make Good Pledgor in accordance with instructions provided by the Make Good Pledgor at such time.

(h) The Company agrees that any Actual 2010 Make Good Shares and Actual 2011 Make Good Shares to be issued to the Investors will be properly treated for United States tax purposes as constituting a non-taxable purchase price adjustment within the meaning of U.S. Treasury Regulation Section 1.305-1(c) and, accordingly, the Company shall effect all applicable tax reporting and all withholding tax determinations on a basis consistent with such non-taxable purchase price adjustment treatment.

(i) If the Company shall at any time after the date hereof (A) declare and pay a dividend or make a distribution on Common Stock, or (B) subdivide or split the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) make any other similar changes to its share capital, the Investors shall be entitled to receive (i) the proportionately adjusted number of the Actual 2010 Make Good Shares or the Actual 2011 Make Good Shares, as applicable, and (ii) all dividends and other distributions made on the Actual 2010 Make Good Shares or the Actual 2011 Make Good Shares, as applicable, that the Investors would have received had the Investors received such Actual Make Good Shares at the Closing.

(j) The Company and the Make Good Pledgor covenant and agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor.  The Company and the Make Good Pledgor understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Shares.

(k) If any term or provision of Section 4.7 of the Securities Purchase Agreement contradicts or conflicts with any term or provision of this Make Good Agreement, the terms of the this Make Good Agreement shall control.

5. Notice of Filings.  The Company agrees to promptly provide the Investor Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares.

(a) If any Escrow Shares are deliverable to the Investors in accordance with this Make Good Agreement, (i) the Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to the Investors, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent may promptly reissue such Escrow Shares in the applicable Investor's name and deliver the same as provided herein or otherwise directed in writing by the applicable Investors.  Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the Securities Purchase Agreement and in accordance with this Make Good

Agreement, (i) any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Make Good Pledgor and (ii) should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor.  In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account.  Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange; provided, however, that the portion of the taxes attributable to the conversion of the Escrow Shares can be paid from, and deducted from, the proceeds to be redeposited into the Escrow Account.

(b) Assuming the Make Good Pledgor provides good and valid title to the Escrow Shares to be transferred and delivered on behalf of the Make Good Pledgor to the Investors hereunder, free and clear of all liens, encumbrances, equities or claims, the Escrow Agent will ensure that upon delivery of the Escrow Shares, good and valid title to the Escrow Shares, free and clear of all liens, encumbrances, equities or claims will pass to the Investors.  The Escrow Agent shall not take any action which could impair Investors' rights in the Escrow Shares.  The Escrow Agent shall not sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or grant any option with respect to any Escrow Shares prior to the termination of this Make Good Agreement.

7.Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or the Investor Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties.  Escrow Agent and/or the Investor Agent are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or the Investor Agent.  If Escrow Agent or the Investor Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date.  Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and the Investor Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8.  Exculpation and Indemnification of Escrow Agent and the Investor Agent.

(a) Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice.  Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Make Good Agreement and instructions to Escrow

Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.  The Investor Agent's sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares.  The Investor Agent will provide such written instructions upon review of the relevant Earnings Per Share on a Fully Diluted Basis reported in such periodic financial reports as specified in Section 4 hereof.  The Investor Agent is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than the Investor Agent) in connection with such financial reports of the Company, the Investor Agent shall have no obligation or liability to any party hereunder.

(b) Neither Escrow Agent nor the Investor Agent will be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  Escrow Agent and the Investor Agent may each rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent or the Investor Agent, as applicable), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent or the Investor Agent, as applicable, to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of Escrow Agent and the Investor Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.  NEITHER THE ESCROW AGENT NOR THE INVESTOR AGENT SHALL BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S OR THE INVESTOR AGENT’S, AS THE CASE MAY BE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT OR THE INVESTOR AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(c) The Company and the Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, the Investor Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or the Investor Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or the Investor Agent hereunder; except, that if Escrow Agent or the Investor Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent or the Investor Agent, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence.  Promptly after the receipt by Escrow Agent or the Investor Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or the Investor Agent, as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

9.Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company.  The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any controversy, litigation or event, and the same shall be recoverable from the Company.  Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10.Resignation of Escrow Agent.  At any time, upon ten (10) Business Days' written notice to the Company and the Investors, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder.  As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company and the Investor Agent the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the ten (10) Business Day period following the giving of notice of resignation by Escrow Agent, the Company and the Investor Agent shall have failed to appoint a successor escrow agent, Escrow Agent shall deposit the Escrow Shares as directed by the Investor Agent with the understanding that such Escrow Shares will continue to be subject to the provisions of this Make Good Agreement.

11.Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party's expense.

12.Notice.  All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

13.Assignment and Modification.  This Make Good Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of the Investor Agent.  This Make Good Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company and the Investor Agent.  This Make Good Agreement and the rights and obligations hereunder of the Make Good Pledgor may not be assigned by the Make Good Pledgor.  Subject to the requirements under federal and state securities laws, an Investor may assign its rights under this Make Good Agreement without any consent from any other party.  This Make Good Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Pledgor and the Investor Agent.  This Make Good Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Make Good Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person, except for the Investors under the Securities Purchase Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.

14.Merger or Consolidation of Escrow Agent.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

15.Applicable Law.  This Make Good Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflicts of laws and principles thereof.  The representations and warranties contained in this Make Good Agreement shall survive the execution and delivery hereof and any investigations made by any party.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Make Good Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts").  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any such proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Make Good Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16.Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

17.Waiver.  No waiver of, or  any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.Entire Agreement.  This Make Good Agreement and the Securities Purchase Agreement are the final expression of, and contain the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Make Good Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

19.Headings.  The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

20.Construction.  Whenever required by the context of this Make Good Agreement, the singular shall include the plural and masculine shall include the feminine. This Make Good Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same.

21.Further Instruments.  If this Make Good Agreement reasonably requires other or further instruments in connection with this Make Good Agreement or obligations in respect hereto, the necessary parties hereto shall use its best efforts to join in furnishing such instruments.

22.Execution in Counterparts.  This Make Good Agreement may be executed in counterparts and may be delivered by facsimile transmission or electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.  Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

SMSA PALESTINE ACQUISTION CORP.

By:    /s/ Yang Yongjie
Name:  Yang Yongjie
Title:  Chief Executive Officer

Address:

Facsimile:
Attn.:  Chief Executive Officer

MAKE GOOD PLEDGOR:

  /s/ Cai Yangbo
Cai Yangbo

Address:

Facsimile:

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SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

ESCROW AGENT:

SECURITIES TRANSFER CORPORATION

By:     /s/ Kevin Halter Jr.
Name:  Kevin Halter Jr.
Title:  President

Address:

Facsimile:
Attn.:

ACKNOWLEDGED, AND, ONLY AS TO SECTION 4(E) AND SECTION 8(A), AGREED

INVESTOR AGENT

CID VENTURE CAPITAL GENERAL PARTNER III, LIMITED

By:     /s/ Steven C. Y. Chang
Name:  Steven C. Y. Chang
Title:  General Partner

Address:

Facsimile:
Attn.:

Exhibit A

ESCROW SHARES TO BE ISSUED TO INVESTORS

Investor's Legal Name	Investor's Investment Amount
CID Greater China Venture Fund III, L.P.	1,269,036
Value Partner Hedge Master Fund Limited	253,800
Deng Hui	12,690
Hu Hong	12,690
Gu Liping	27,285
Ye Fang	5,076
Wu Mijia	19,670
Wang Heping	25,381
Chen Daiwu	12,694
Zhang Hong	5,076
Fu Shuhua	8,883
Lee Chih Kwang	2,538
Shao Zijian	1,269
Zhang Chunyan	133,249
Xu Yihong	63,458
Zhang Yizi	12,690
Zhu Yuanhao	3,807
Lu Murong	2,538
Hudson Bay Master Fund Ltd.	12,691
The USX China Fund	19,987
Anthony G. Polak	3,173
Anthony G. Polak “S”	3,173
Jamie Polak	3,173
Domaco Venture Capital Fund	3,173
RL Capital Partners, L.P.	6,346
Pershing LLC Custodian FBO Ronald M. Lazar IRA	3,173
RL Capital Partners	1,269
Halter Global Opportunity Fund LP	12,691

Exhibit B

SECURITIES TRANSFER CORPORATION ESCROW AGENT FEE SCHEDULE

ESCROW AGENT SERVICES

Escrow Agent Account fee	$2,000.00 per year
Examine, Process and issue share distribution as per the Agreements	$10.00 per Shareholder.
Envelopes & Postage	Included